Exhibit 99.1

MAX RE ANNOUNCES NEW APPOINTMENTS

Hamilton, Bermuda, March 4, 2005. Max Re Capital Ltd. (NASDAQ: MXRE; BSX: MXRE BH) is pleased to announce that its subsidiary, Max Re Ltd., has made the following appointments in its insurance division. These appointments, while still pending Bermuda Immigration approval, are part of the continuing effort of Max Re Ltd. to provide outstanding service to its client and broker partners.

Angelo Guagliano has been appointed President and Chief Underwriting Officer, Insurance Division. Mr. Guagliano’s responsibilities will include oversight of all underwriting activities, as well as the day-to-day management of the operational aspects of the division.

John Boylan has been appointed Chief Underwriting Officer, General Liability. In his capacity Mr. Boylan, who is based in Dublin, will be responsible for Max Re’s global general liability insurance underwriting and production business.

Jim Gray has been appointed Chief Underwriting Officer, Professional Liability. Mr. Gray will be responsible for global professional liability insurance underwriting and production activities.

Louis Adanio has been appointed Chief Underwriting Officer, Property. Mr. Adanio will be responsible for all property underwriting activities for Max Re and property production activities for the insurance division.

Robert Cooney, President & CEO of Max Re Ltd. stated, “Max Re’s insurance division, formed two years ago, has already provided great value to our clients and shareholders. We believe that these appointments, aimed at creating a more unified and global platform, will build on these early successes and allow Max Re to more efficiently deliver its services to its customers.”

Max Re Capital Ltd. through its principal operating subsidiaries, Max Re Ltd., Max Insurance Europe Limited and Max Re Europe Limited, offers customized risk financing solutions to property and casualty insurers, life and health insurers and large corporations.

The above remarks about future expectations, plans and prospects for the Company are forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those suggested by such statements. For further information regarding cautionary statements and factors affecting future results, please refer to the Company’s most recent Annual Report on Form 10-K and other documents filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statement whether as a result of new information, future developments or otherwise.

Contact Information:

Keith S. Hynes
Executive Vice President & CFO
441-296-8800
keithh@maxre.bm

N. James Tees
Senior Vice President & Treasurer
441- 296-8800
jimt@maxre.bm